Exhibit 10.3

DATED 2015

FINDEL PLC	(1)

and

KLEENEZE LIMITED	(2)

TRANSITIONAL SERVICES AGREEMENT relating to the sale and purchase of the issued share capital of Kleeneze Limited

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CONTENTS

1	DEFINITIONS AND INTERPRETATION	3

2	SERVICES	7

3	CHARGES	9

4	LIMITATION OF LIABILITY	10

5	TERM AND TERMINATION	11

6	CONSEQUENCES OF TERMINATION	12

7	FORCE MAJEURE	12

8	CONFIDENTIALITY	13

9	INTELLECTUAL PROPERTY RIGHTS	14

10	EMPLOYEES	15

11	DATA PROTECTION	16

12	ANTI-BRIBERY COMPLIANCE	17

13	ACCESS RIGHTS	17

14	ENTIRE AGREEMENT	18

15	NO PARTNERSHIP OR AGENCY	18

16	VARIATIONS AND WAIVERS	19

17	ASSIGNMENT	19

18	COUNTERPARTS	19

19	THIRD PARTY RIGHTS	19

20	NOTICES	19

21	DISPUTE RESOLUTION	20

22	APPLICABLE LAW AND JURISDICTION	22

Schedule 1		23

PART 1 SERVICE COMPONENTS AND CHARGES		23

PART 2 REPRESENTATIVES		24

Schedule 2 THIRD PARTY COMPONENTS		25

PART 1 THIRD PARTY COMPONENTS		25

APPENDIX 1		26

PART 1		26

PART 2		27

PART 3		30

PART 4		30

PART 5		31

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DATE OF AGREEMENT	2015

PARTIES

(1)	FINDEL PLC, a company incorporated in England (Company Number 00549034) whose registered office is at 2 Gregory Street, Hyde, Cheshire, SK14 4TH (the "Seller"); and

(2)	KLEENEZE LIMITED, a company incorporated in England (Company Number 05801085) whose office is at 2 Gregory Street, Hyde, Cheshire, SK14 4TH (the "Company").

INTRODUCTION

A	The Seller and Trillium Pond AG ("Buyer") have entered into the Share Purchase Agreement under which the Buyer acquired the whole of the issued share capital of the Company and its wholly owned Subsidiary.

B	The parties have agreed that the Seller shall provide certain services to the Company on a transitional basis after Completion necessary for the continued operation of the business of the Company, subject to, and in accordance with, the terms and conditions of this Agreement.

IT IS AGREED THAT:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings:

"Agreement" means this agreement and includes the introduction and the schedules to it.

"Business Day" means any day (other than a Saturday, Sunday or English public or bank holiday).

"Charges" means the sums payable in respect of each of the Service Components by the Company under this Agreement in accordance with clause 3 as set out in Schedule 1.

"Commencement Date" has the meaning ascribed to it in clause 5.1.

"Company Data" means data and information relating to the Company and the Company's business that is generated and/or processed as part of the Service Components including, for the avoidance of doubt, any customer names and contact details.

"Comparison Period" means the period of 12 months expiring on the date of Completion.

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"Completion" has the meaning ascribed to it in the Share Purchase Agreement.

"Confidential Information" means the contents of this Agreement and all information of a confidential nature in whatever form received, accessed or obtained by a party or any member of its Group (the "Receiving Party") from, or on behalf of, the other party or any member of its Group (the "Disclosing Party") as a result of, or in connection with, this Agreement and/or any Third Party Contract, including Personal Data, other than:

(a)	any information which is rightfully in the possession of the Receiving Party or any other member of its Group prior to the disclosure by the Disclosing Party and acquired on a non-confidential basis from sources other than the Disclosing Party or any member of its Group;

(b)	any information which is in the public domain otherwise than as a result of a breach of this Agreement by the Receiving Party or any member of its Group; and

(c)	any information which is demonstrated by the Receiving Party to the Disclosing Party to have been independently developed by the Receiving Party without reference to the information of the Disclosing Party or any member of its Group.

"Data Controller" has the meaning ascribed to it in the Data Protection Act 1998.

"Data Subject" has the meaning ascribed to it in the Data Protection Act 1998.

"Designated Personnel" means:

(a)	any employees of the Company or independent contractors in the course of providing services to the Company, who prior to the date of Completion, were permitted to access the Seller's Systems in order to fulfil their duties in relation to the Business; or

(b)	any employees of the Company, Buyer, Buyer’s representatives or independent contractors in the course of providing services to the Company who are permitted by the Seller to access the Seller's Systems (such permission not to be unreasonably withheld or delayed).

"Disclosing Party" has the meaning ascribed to it in the definition of Confidential Information.

"Due Date" means the date falling 30 days after the date of any invoice issued by the Seller.

"Force Majeure Event" has the meaning ascribed to it in clause 7.1.

"Group" means in respect of any party to this Agreement, that party, any parent undertaking of that party and any subsidiary undertaking of that party or any such parent undertaking from time to time.

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"Intellectual Property Rights" means any patents, trade marks, service marks, registered designs, utility models, design rights, copyright (including copyright in computer software), database rights, semi-conductor topography rights, inventions, trade secrets and other confidential information, know-how, business or trade names (including internet domain names and e-mail address names) and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for infringements of any of the foregoing rights.

"Loss" means any losses, liabilities, costs, damages and expenses suffered or incurred by either party or any member of its Group arising out of or in connection with this Agreement.

"Month" means a calendar month beginning on the Completion Date and each subsequent calendar month thereafter (and "Monthly" shall be construed accordingly).

"Notice" has the meaning ascribed to it in clause 20.1.

"Party" means a party to this Agreement.

"Personal Data" has the meaning ascribed to it in the Data Protection Act 1998.

"Personnel" means any directors, officers, employees, agents, contractors, sub-contractors or professional advisers of a party or any other member of its Group.

"Policies" means all such internal policies including security, access and computer and/or network-related user policies as apply within the Seller's business from time to time and of which the Company has been notified.

"Receiving Party" has the meaning ascribed to it in the definition of Confidential Information.

"Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended from time to time.

"Relevant Authority" means any judicial, quasi-judicial, statutory, governmental or quasi-governmental agency, body or authority.

"Replacement Services" means any services provided in place of or substitution for the Service Components, an individual Service Component, or any part of an individual Service Component

"Representative" means the person(s) listed within Part 2 of Schedule 1.

"Review Meetings" has the meaning ascribed to it in clause 2.15.

"Share Purchase Agreement" means the agreement entered into by the Seller, the Buyer and CVSL Inc under which the Buyer acquires from the Seller its shareholdings in the Company.

"Service Components" means the various services which are described in Part 1 of Schedule 1 and which are to be provided by the Seller to the Company (and which include, for the avoidance of doubt, the Third Party Components).

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"Service Term" means, in respect of a Service Component, the period beginning on the date of Completion and ending at the end of the applicable maximum duration set out in the Schedules (unless terminated earlier in accordance with the terms of this Agreement).

"Subsidiary" means Kleeneze (Ireland) Limited, brief details of which are set out in Part 2 of Schedule 1 of the Share Purchase Agreement.

"Systems" means the IT systems used by or on behalf of the Seller in providing the Service Components.

"Term" means the term of this Agreement, as determined in accordance with clause 5.1.

"Third Party Components" means those elements of the Service Components which constitute services and rights made indirectly available to the Company by third parties, including (without limitation) those listed in Part 1 of Schedule 2.

"Third Party Contracts" means those contracts entered into by the Seller under which a third party provides Third Party Components.

"Third Party Provider" means the provider of a Third Party Component.

"Transferred Employee" has the meaning given in clause 10.1.

"VAT" means value added tax as provided for in the Value Added Tax Act 1994.

1.2	The terms "subsidiary undertaking" and "parent undertaking" shall have the meanings ascribed thereto in section 1162 of the Companies Act 2006.

1.3	Unless the context otherwise requires:

(a)	words denoting the singular include the plural and vice versa;

(b)	words denoting any gender include all other genders;

(c)	any reference to "persons" includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

(d)	all references to time are to London time.

1.4	Clause headings are for convenience only and shall not affect the interpretation of this Agreement. Any reference to a clause, sub-clause, paragraph or schedule is to the relevant clause, sub-clause, paragraph or schedule of this Agreement.

1.5	The schedules to this Agreement shall for all purposes form part of this Agreement.

1.6	Any reference to a document being in the "agreed form" means a document in a form agreed by the parties and initialled by, or on behalf of, each of them for the purposes of identification.

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1.7	Any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.8	References to any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any body corporate incorporated in any jurisdiction other than England, be deemed to refer to and include any equivalent or analogous action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing or what most nearly approximates in that jurisdiction to the English statutory provision or English legal term.

2	SERVICES

2.1	In consideration of and subject to the payment of the Charges in accordance with clause 3, the Seller shall provide (or procure the provision of) the Service Components to the Company in each case for the applicable Service Term subject to, and in accordance with, the terms and conditions of this Agreement.

2.2	Unless otherwise agreed by the parties in writing (and subject to clauses 2.6 to 2.12 (inclusive) and 2.16), the nature and/or scope of the Service Components shall be the same in all material respects as was provided to the Company in the Comparison Period.

2.3	Save in respect of the Third Party Components, the Seller shall provide the Service Components with reasonable skill and care and, in any event:

(a)	to the same standard as is afforded to other recipients within the Seller's Group of services that are the same as, or equivalent to, the applicable Service Components; and

(b)	in respect of any Service Components which are not provided to other recipients within the Seller's Group, to the same standard as was provided to the Company in the Comparison Period.

2.4	In the case of the Seller's provision of the Third Party Components, the Seller shall use reasonable endeavours following Completion to procure during the Service Term: (i) the provision and performance of the Third Party Components for the benefit of the Company and (ii) the benefit of the relevant rights in favour of the Company, in each case to the same standard as is afforded to other recipients within the Seller's Group or, in respect of any Service Components which are not provided to other recipients within the Seller's Group, to the same standard as was provided to the Company in the Comparison Period.

2.5	Subject to clause 2.7, the Company acknowledges and agrees that, from time to time during the Term, the terms of any Third Party Contract may be varied or otherwise replaced as a result of the renewal or negotiation of the relevant Third Party Contract by the Seller and the relevant Third Party Provider and that accordingly, the nature of the Third Party Components may vary during the Term. The Seller shall use its reasonable endeavours to ensure that any such variation or replacement is made with minimal disruption and interruption to the operations of the business of the Company.

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2.6	The Seller agrees that it shall not agree to any variation of a Third Party Contract which would have a detrimental effect on the Third Party Components provided to the Company, except:

(a)	with the Company's prior written consent; or

(b)	where the variation will affect Third Party Components provided to any of the Seller's Group to a similar and proportionate extent.

2.7	The Company acknowledges and agrees that, during the Term, the Seller may (subject to clause 2.9), with Company’s prior written consent (not to be unreasonably withheld or delayed), replace any of the Third Party Components with identical or materially similar services and/or facilities provided by a different third party. In the event that the Seller enters into a contract with a third party for the provision of replacement services, the Seller agrees to procure the provision of such third party services for the benefit of the Company in accordance with clause 2.4.

2.8	In the event any Third Party Contract is to be varied, replaced or terminated, the Seller shall notify the Company as soon as reasonably practicable, but not less than 15 days, in advance of such variation, replacement or termination (save that, where the Seller is not able to provide notice in advance, it shall inform the Company promptly of such variation, replacement or termination following the event) together with details regarding the variation, replacement or termination. Company

2.9	The Seller shall inform the Company as soon as reasonably practicable of any circumstances that the Seller becomes aware of which the Seller considers are likely to materially adversely affect the performance of the Seller’s obligations under this Agreement.

2.10	Where the Company makes the Seller aware of any material issues in respect of any Third Party Components, the Seller shall use all commercially reasonable efforts to cooperate and assist the Company in resolving such issues, including by raising the issues with the Third Party Provider on behalf of the Company.

2.11	In the event of a material default of a Third Party Provider in relation to a Third Party Contract, which has a material adverse impact on the business of the Company, the Seller shall use reasonable endeavours to enforce the terms of such Third Party Contract for the benefit of the Company to the extent that such Third Party Contract relates to Service Components. In the event the Seller recovers any Loss, including without limitation any damages, settlement payments, any rights of set off or any other form of compensation in respect of such enforcement, the Seller shall make a proportionate allocation of such recovered Loss between the members of its Group and the Company (based upon the level of Loss suffered by each such entity).

2.12	The Company may request that a change is made to all or any part of the Service Components at any time, and any such request shall be made in writing and given due consideration by the Seller. The Seller shall promptly and in good faith inform the Company if the Seller can comply with any such request and shall calculate and (as relevant) inform the Company of any change to the Charges or any impact on time frame for provision of the Service Components that would result from the change to the Service Components, and if the request can be met by the Seller the Company shall be entitled, at its option, to decide whether it will go ahead with the change to the Service Components on that basis. Where the parties agree to implement a change on this basis, the Charges shall be adjusted accordingly. The Seller shall not unreasonably withhold or delay its agreement to any such change request proposed by the Company.

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2.13	Each party shall, and shall procure that each member of its Group shall, at all times during the Term:

(a)	respond promptly to any request for guidance or instruction which is reasonably required by the other party to enable the other party to perform its obligations under this Agreement; and

(b)	co-operate and liaise with the other party as necessary or desirable for the performance of the other party's obligations.

2.14	The Company shall at all times during the Term:

(a)	comply with the Policies when accessing the Systems; and

(b)	when taking and utilising the benefit of the Service Components, observe the terms and conditions of all Third Party Contracts to the extent that the terms and conditions relate to the Service Components.

2.15	The Company shall use reasonable endeavours to ensure it does not do, or fail to do, anything which operates to put the Seller in breach of contract under any of the Third Party Contracts (other than as may be an unavoidable consequence of a party's performance of its obligations or exercise of its rights under this Agreement (including the proper provision or receipt of the Service Components)).

2.16	The Company agrees that it shall use commercially reasonable practices and will not, in accessing the Systems, introduce or negligently permit the introduction of any computer virus, Trojan horse or similar destructive, disruptive or nuisance programs.

2.17	The Representatives shall be responsible for coordinating and managing the provision of the relevant Service Components, and will work with each other to address any problems that arise in connection with the Service Components.

2.18	The parties’ Representatives shall hold meetings to review the provision of the Service Components under this Agreement to which they are assigned ("Review Meetings"). Review Meetings shall be held where reasonably required at the request of either party. Each party shall be entitled to change its representative in respect of any of the service categories listed in Part 2 of Schedule 1 at any time on providing written notice to the other party.

3	CHARGES

3.1	The Company shall pay the Charges on a Monthly basis and the amount payable in respect of each Month shall be equal to the aggregate the amounts ascribed individually within Schedule 1 to each of those Service Components which have been provided by the Seller during all of the relevant Month (or a pro rata portion of such amount where such Service Components have been provided by the Seller during only part of the relevant Month).

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3.2	The Seller shall provide the Company with such receipts and other evidence as the Company reasonably requires to evidence such costs.

3.3	The Seller shall promptly notify the Company in the event it is notified that the costs for any Third Party Components provided by the Seller are likely to increase from the amounts that have been previously been payable in respect of such Third Party Components.

3.4	The Company shall, subject to the submission by the Seller of a valid undisputed invoice (which shall be rendered Monthly in arrears and shall be valid for VAT purposes to the extent that VAT is applicable), pay the Seller the Charges due and owed by Company in respect of each Month on or before the Due Date.

3.5	All amounts referred to in this Agreement are exclusive of VAT, which shall (if required) be payable at the appropriate rate on the same date as the payment to which such VAT relates.

3.6	If the Company disputes any invoice or other request for payment, the Company shall notify the Seller in writing within 15 Business Days from Company’s receipt of such invoice. The parties shall negotiate in good faith to attempt to resolve the dispute promptly. The Seller shall provide all such evidence as may be reasonably required by the Company to verify the disputed invoice or request for payment. If the parties have not resolved the dispute within 45 days of the Company giving notice to the Seller, the dispute shall be resolved in accordance with clause 20. Where only part of an invoice is disputed, the undisputed amount shall be paid on the Due Date as set out in clause 3.4.

4	LIMITATION OF LIABILITY

4.1	Neither party limits its liability for:

(a)	death or personal injury caused by its negligence, or that of its employees, agents or sub-contractors; or

(b)	fraud by it or its employees; or

(c)	any other act or omission, liability for which may not be limited under applicable law.

4.2	Subject to clause 4.1, the Seller's total aggregate liability in respect of all claims, losses or damages in aggregate whether arising from tort (including negligence), breach of contract or otherwise under or in connection with this Agreement, shall in no event exceed £200,000.

4.3	Subject to clause 4.1, the liability of a party for any failure or delay in performing its obligations under this Agreement shall be reduced to the extent that such failure or delay was caused by (i) an act or omission of the other party in breach of this Agreement; or (ii) a failure or disruption to the availability of the Seller's Systems to the extent that such failure or disruption is caused by a Force Majeure Event.

4.4	Subject to clause 4.1 and save to the extent that the Seller successfully recovers any Loss under a Third Party Contract pursuant to clause 2.11 (in which case the terms of clause 2.11 shall apply), the liability of the Seller for any failure or delay in performing its obligations under this Agreement shall be reduced to the extent that such failure or delay was caused by a failure or disruption to any services and/or facilities provided to the Seller under a Third Party Contract.

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4.5	Subject to clause 4.1, neither party shall in any circumstances be liable to the other party for:

(a)	any indirect, special or consequential loss or damage; or

(b)	(whether direct or indirect)any loss of profits, business opportunities, sales, contracts, revenue, anticipated savings or loss or damage to goodwill.

5	TERM AND TERMINATION

5.1	This Agreement shall commence on the date of Completion (“Commencement Date”) and, unless and until terminated in accordance with its terms, shall continue in full force and effect until all of the Service Components have expired or been terminated.

5.2	With the exception of the Company Car Leases, the Company may terminate this Agreement in respect of one or more Service Components at any time prior to expiry of the Service Term by giving not less than 30 Business Days’ notice to the Seller.

5.3	Either party (the "notifying party") shall be entitled to terminate this Agreement with immediate effect by giving notice to the other party:

(a)	if the other party has committed a material breach of this Agreement and (where such breach is capable of remedy) does not remedy such breach within 10 Business Days after receipt of a Notice from the notifying party specifying the breach and requiring it to be remedied; or

(b)	if the other party commits a series of persistent minor breaches which when taken together amount to a material breach; or

(c)	if the other party ceases or threatens to cease to carry on its business; or

(d)	if the other party is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

(e)	if a voluntary arrangement or a scheme of arrangement or composition with its creditors is entered into in relation to the other party; or

(f)	if a dissolution occurs, a winding-up petition is presented (and not withdrawn or discharged within 14 days) or a winding-up resolution (other than a voluntary winding-up for reconstruction) is passed (whether by the directors or shareholders) in relation to the other party; or

(g)	if a liquidator, receiver or administrator is appointed in respect of the other party or any of its assets, or notice to appoint an administrator is given by the other party, its directors or by a qualifying floating charge holder (as defined in the Insolvency Act 1986); or

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(h)	if any event occurs in a jurisdiction outside England and Wales similar or analogous to any of the events referred to in clauses 5.3(d) to 5.3(g) (inclusive).

5.4	This Agreement shall automatically terminate with respect to a Third Party Component if: (i) the Third Party Contract relating to that Third Party Component expires or terminates or (ii) the Third Party Provider makes any claim against the Seller and/or the Company as a result of the Seller's provision to the Company of that Third Party Component and/or as a result of any act or omission of the Company.

6	CONSEQUENCES OF TERMINATION

6.1	This clause 6 shall apply on termination of this Agreement and on the termination of an individual Service Component. References to the Service Components shall where applicable be read as a reference to the relevant individual Service Component.

6.2	Following termination of this Agreement and/or an individual Service Component:

(a)	the Company shall pay to the Seller all sums due up to the date of termination in respect of each terminated Service Component within 20 days following termination;

(b)	the Seller shall deliver to the Company all documents, information, and materials generated by the Seller exclusively in connection with the provision of the Service Components to the Company; and

(c)	each party shall promptly return to the other party all equipment, materials and property belonging to the other party that the other party had supplied to it or a member of its Group in connection with the supply of the relevant Service Components being terminated.

6.3	The termination of this Agreement and/or an individual Service Component (howsoever caused) shall be without prejudice to:

(a)	any other rights which either party may have under this Agreement which existed at or before the date of termination;

(b)	any liabilities accrued prior to the date on which the termination takes effect; and

(c)	any rights or obligations of either party which are expressly stated to survive, or by their nature survive, termination of this Agreement including clauses 4, 5, 6, 7, 8, 9, 10, 11; 12.1 and 14 to 22.

7	FORCE MAJEURE

7.1	In this clause 7 a "Force Majeure Event" shall mean any event or circumstance which is beyond the reasonable control of a party including, but not limited to:

(a)	in respect of the Seller, the delay, failure or inability of any third party to provide any services upon which the Seller is dependent in providing the Service Components to the Company or the existence of a valid and bona fide claim from any such third party that the Seller's provision of the Service Components constitutes a breach of the relevant third party contract; and/or

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(b)	in respect of either party, acts of God, riots, war, acts of terrorism, fire, flood, storm or earthquake and any disaster, epidemic or pandemic, industrial dispute, strikes, lock-outs, interruption or failure of any utility service.

7.2	Subject to the remaining provisions of this clause 7, neither party to this Agreement shall in any circumstances be liable to the other for any delay or non-performance of its obligations under this Agreement to the extent that such non-performance is due to a Force Majeure Event.

7.3	In the event that either party is delayed or prevented from performing its obligations under this Agreement by a Force Majeure Event, such party shall:

(a)	give notice in writing of such delay or prevention to the other party as soon as reasonably possible, stating the commencement date and extent of such delay or prevention, the cause thereof and its estimated duration;

(b)	use reasonable endeavours to mitigate the effects of such delay or prevention on the performance of its obligations under this Agreement; and

(c)	resume performance of its obligations as soon as reasonably possible after the removal of the cause of the delay or prevention.

7.4	As soon as practicable following the affected party's notification, the parties shall consult with each other in good faith and use all reasonable endeavours to agree appropriate terms to mitigate the effects of the Force Majeure Event and to facilitate the continued performance of this Agreement.

7.5	The affected party shall notify the other party as soon as practicable after the Force Majeure Event ceases or no longer causes the affected party to be unable to comply with its obligations under this Agreement. Following such notification, this Agreement shall continue to be performed on the terms existing immediately prior to the occurrence of the Force Majeure Event unless agreed otherwise by the parties.

8	CONFIDENTIALITY

8.1	Subject to clause 8.2, a Receiving Party shall treat in confidence all Confidential Information and shall not:

(a)	disclose in whole or in part Confidential Information to any person not a party to this Agreement; or

(b)	use Confidential Information for a purpose other than for the exercise of its rights, or the performance of its obligations, under this Agreement.

8.2	Notwithstanding the provisions of clause 8.1, a Receiving Party may disclose Confidential Information:

(a)	to its own Personnel to the extent required for the proper performance of this Agreement (conditional upon the Receiving Party procuring that such Personnel keep such Confidential Information confidential in accordance with clause 8.1);

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(b)	to its own professional advisors, provided that such recipients are themselves bound by obligations of confidentiality to the Receiving Party in respect of such information and;

(c)	to the extent that such Confidential Information is required to be disclosed by law and/or by any Relevant Authority, provided that the Disclosing Party (if it is lawful to do so) is notified in advance that such disclosure is to be made and the Disclosing Party has notified the Receiving Party of the confidential nature of the information.

8.3	If any Receiving Party becomes aware of any breach of confidence by any of its Personnel it shall promptly notify the Disclosing Party.

8.4	Following termination of this Agreement, the Receiving Party shall, if requested to do so by the Disclosing Party, as soon as reasonably practicable, procure that all Confidential Information in its possession or under its custody or control (or in the possession of, or under the custody or control of, any other member of its Group) is returned, deleted or destroyed (save to the extent prohibited by relevant laws or regulations) in accordance with the written instructions of the Disclosing Party and shall confirm in writing to the Disclosing Party that it has done so.

8.5	Each Receiving Party undertakes to apply to the Confidential Information at least the same security measures and degree of care as it applies to its own confidential information.

8.6	The provisions of this clause 8 shall survive the termination of this Agreement.

9	INTELLECTUAL PROPERTY RIGHTS

9.1	Subject to clauses 9.3 and 9.5, the Company agrees that if the Seller, in the performance of its obligations under this Agreement, makes available to the Company any Intellectual Property Rights owned by, or licensed to, the Seller or a member of the Seller's Group:

(a)	those Intellectual Property Rights will remain the sole property of the Seller or the relevant member of the Seller's Group, or their licensors (as appropriate); and

(b)	the Seller, or the member of the Seller's Group, or their licensors (as appropriate) owning such Intellectual Property Rights or materials, shall own all Intellectual Property Rights subsisting in any and all adaptations of, modifications and enhancements to and works derived from (and goodwill arising in relation to) such materials or Intellectual Property Rights, all such Intellectual Property Rights being the "Seller's Intellectual Property Rights".

9.2	To the greatest extent the Seller is entitled to, the Company shall be licensed on a royalty free, non-exclusive, non-sublicenceable and non-transferable basis to use the Seller's Intellectual Property Rights solely for, and only to the extent necessary for, the receipt and use of the Service Components.

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9.3	The Intellectual Property Rights in the Company Data and all materials relating exclusively to the business of the Company that are produced by the Seller in its provision of the Service Components shall at all times remain the sole property of, or vest in, the Company, and the Seller hereby assigns or shall procure the assignment to the Company with full title guarantee all of the Intellectual Property Rights in the Company Data and all such materials.

9.4	The Company hereby grants on a royalty free, non-exclusive, non-transferable basis a licence to the Seller (with authority to grant sub-licences thereunder) to use the Company Data and all materials relating exclusively to the business of the Company that are produced by the Seller in its provision of the Service Components during the relevant Service Term solely for, and only to the extent necessary for, the provision of the Service Components.

9.5	In the event that, following Completion, a Third Party Provider (in the course of or in connection with the provision of the Service Components) produces materials that relate exclusively to the business of the Company and assigns its rights in such materials to the Seller, the Seller agrees that it hereby assigns to the Company with full title guarantee all of the Intellectual Property Rights in such materials. The Company hereby grants a royalty free, non-exclusive, non-transferable licence to the Seller (with authority to grant sub-licences thereunder) to use such Intellectual Property Rights for the purpose of providing the Service Components and in connection with its obligations as set out in this Agreement.

9.6	Each party shall, at its own cost, promptly do or procure the doing of all such acts and things and execute or procure the execution of all such documents may from time to time be required to give effect to this clause 9.

9.7	Except as expressly provided in this Agreement, no rights or obligations in respect of a party’s Intellectual Property Rights are granted to the other party or to be implied from this Agreement.

10	employees

10.1	Although neither the Company nor the Seller expects the Regulations will apply as a result of any of the arrangements or services contemplated by this Agreement, the following clauses set out the parties' rights and obligations should the Regulations apply.

10.2	Subject to clause 10.3 below, if at any time by virtue of the Regulations any employment, any contract of employment, or any liability regarding the employment of any person employed (or formerly employed) by the Seller, any other member of the Seller's Group, or any Third Party Provider (or any agents, contractors, subcontractors, suppliers and/or associates of such parties) in connection to the provision of the Service Components under this Agreement transfers or is alleged to transfer to the Company, any member of its Group and/or any provider of Replacement Services in connection with the Service Components and/or any Replacement Services (or any part of them) (Transferred Employee), the Seller shall indemnify the Company, each member of the Company's Group and any provider of Replacement Services (as applicable) in full for and against all Loss (whether incurred directly or pursuant to a warranty or indemnity given to a third party) arising out of or in connection with the employment of any Transferred Employee prior to the date of transfer and/or any termination of such employment by the Company if a notice terminating the employment of the Transferred Employee is served by the Company within two months of the Company receiving notice from an employee or the Seller that there has been such transfer.

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10.3	Any termination by the Company referred to above is subject to:

(a)	the Company, upon becoming aware of the alleged application of the Regulations to any Transferred Employee, notifying the Seller in writing within 7 days becoming aware;

(b)	the Seller shall within 14 days of being notified in accordance with clause 10.3(a), be entitled to re-employ or offer employment to such Transferred Employee; and

(c)	if such Transferred Employee has not accepted such re-employment or offer of employment within 21 days of the notification under clause 10.3(a) the Company may terminate such contract of employment conditional on compliance with all statutory and contractual obligations.

11	DATA PROTECTION

11.1	The Parties acknowledge and agree that during the Term the Parties shall each process Personal Data. The Parties acknowledge that the factual arrangement between them shall dictate the role of each as Data Controller and/or Data Processor in respect of the Data Protection Act 1998.

11.2	Each Party (the “first party”) confirms that, when acting as the other party's (the “second party’s”) data processor (as defined by the Data Protection Act 1998), the first party shall:

(a)	process the Personal Data only on behalf of the second party (or, if so directed by the second party, other members of the second party's Group), only for the purposes of performing this Agreement or otherwise only in accordance with instructions contained in this Agreement or received from the second party from time to time;

(b)	not otherwise modify, amend or alter the contents of the Personal Data;

(c)	at all times comply with the provisions of the Seventh Data Protection Principle set out in Schedule 1 of the Data Protection Act 1998 and implement appropriate technical and organisational measures to protect the Personal Data against unauthorised or unlawful processing and against accidental loss, destruction, damage, alteration or disclosure;

(d)	take reasonable steps to ensure the reliability of any of the first party's Personnel who have access to the Personal Data;

(e)	notify the second party (within five Business Days) if it receives:

(i)	a request from a Data Subject to have access to that person's Personal Data; or

(ii)	a complaint or request relating to the second party's obligations under the Data Protection Act 1998; or

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(iii)	any other communication relating directly or indirectly to the processing of any Personal Data in connection with this Agreement;

(f)	provide the second party with co-operation and assistance in relation to any complaint or request made in respect of any Personal Data, including by:

(i)	providing the second party with full details of the complaint or request;

(ii)	complying with a data access request within the relevant timescales set out in the Data Protection Act 1998;

(iii)	providing the second party with any Personal Data it holds in relation to a Data Subject making a complaint or request within the timescales required by the second party; and

(iv)	providing the second party with any information reasonably requested by the second party.

11.3	The Seller shall have no liability to the Company with regard to any act or omission of a Third Party Provider relating to the processing of any Personal Data by or on behalf of a Third Party Provider.

12	ANTI-BRIBERY COMPLIANCE

12.1	The Seller shall:

(a)	comply with all applicable laws, statutes, regulations and codes relating to anti-bribery and anti-corruption including the Bribery Act 2010;

(b)	promptly report to the other party any request or demand for any undue financial or other advantage of any kind received by it in connection with the performance of this Agreement; and

(c)	have and shall maintain in place throughout the term of this Agreement its own policies and procedures, including adequate procedures under the Bribery Act 2010, to ensure compliance with the Bribery Act 2010, and will enforce them where appropriate.

13	ACCESS RIGHTS

13.1	The Seller grants the Company the right to access the Seller's Systems in accordance with the provisions of this clause 13 and solely to the extent reasonably required in order to be able to receive the relevant Service Components.

13.2	The parties agree that the rights of access to the Seller's Systems granted under clause 13.1 shall be limited such that:

(a)	only Designated Personnel shall be permitted to access the Seller's Systems on behalf of the Company;

(b)	Designated Personnel shall only be entitled to access the Seller's Systems for those legitimate purposes in order to be able to receive and use the relevant Service Components; and

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(c)	the Seller shall, acting in good faith, be entitled to withhold access to all or part of the Seller's Systems for all or any Designated Personnel where the Seller has reasonable grounds to believe Company that its Policies have been or are likely to be contravened by the relevant Designated Personnel.

13.3	If, at any time during the term of this Agreement, any Designated Personnel ceases for whatever reason to be an employee of the Company or its Group, such individual shall automatically and immediately cease to be deemed Designated Personnel and the Company shall procure that such person does not subsequently access (or permit any third party to access) the Seller's Systems.

13.4	The Company shall be wholly liable for the acts and omissions of all Designated Personnel such that (without limitation) any liabilities arising as a direct result of any act or omission of any Designated Personnel shall be deemed a liability assumed by the Company.

14	ENTIRE AGREEMENT

14.1	This Agreement (together with the Share Purchase Agreement) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written)) in relation to the subject matter of this Agreement.

14.2	No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the parties prior to this Agreement, and the Company acknowledges that it is entering into this Agreement without reliance on any undertaking, warranty or representation given by or on behalf of the Seller other than as expressly contained in this Agreement, provided that nothing in this clause shall limit or exclude the liability of the Seller for fraud.

14.3	The parties acknowledge and agree that the express terms and conditions of this Agreement are in lieu of all representations, warranties, conditions, terms, undertakings and obligations implied by statute, common law or otherwise, all of which are hereby excluded to the fullest extent permitted by law.

14.4	Neither party shall have any remedy in respect of any untrue statement made by the other upon which that party relied in entering into this Agreement (unless such untrue statement was made fraudulently) and that party's only remedy shall be for breach of contract as provided in this Agreement.

14.5	If any term of this Agreement is found to be illegal, invalid or unenforceable under any applicable law, such term shall, insofar as it is severable from the remaining terms, be deemed omitted from this Agreement and shall in no way affect the legality, validity or enforceability of the remaining terms.

15	NO PARTNERSHIP OR AGENCY

15.1	Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties, nor appoint either party as the agent of the other party for any purpose.

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16	VARIATIONS AND WAIVERS

16.1	No variation of this Agreement shall be effective unless made in writing signed by or on behalf of both parties and expressed to be such a variation.

16.2	No failure or delay by either party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same, nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

16.3	No waiver by either party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

17	ASSIGNMENT

17.1	Neither party shall, without the prior consent of the other (such consent not to be unreasonably withheld or delayed), create a trust in respect of, charge, transfer or assign any of its rights or obligations under this Agreement.

18	COUNTERPARTS

18.1	This Agreement may be executed as two counterparts and execution by each party of any one of such counterparts shall constitute due execution of this Agreement.

19	THIRD PARTY RIGHTS

19.1	Save to the extent that rights and benefits are expressly stated to operate in favour of a party's Group members, the parties do not intend this Agreement or any part of it to be enforceable by any other person by virtue of the Contracts (Rights of Third Parties) Act 1999. The parties to the Agreement may amend or terminate the Agreement without the consent of any third party beneficiaries.

20	NOTICES

20.1	Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a "Notice" for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the person giving it.

20.2	Service of a Notice must be effected by one of the following methods:

(a)	by hand to the relevant address set out in clause 20.4 and shall be deemed served upon delivery if delivered prior to 6pm, during a Business Day, or at the start of the next Business Day if delivered at any other time;

(b)	by prepaid first-class post to the relevant address set out in clause 20.1 and shall be deemed served at the start of the second Business Day after the date of posting;

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(c)	by prepaid international airmail to the relevant address set out in clause 20.4 and shall be deemed served at the start of the fourth Business Day after the date of posting; or

(d)	by email transmission to the relevant email address set out in clause 20.4 and shall be deemed served on despatch if despatched prior to 6pm during a Business Day, or at the start of the next Business Day if despatched at any other time, provided that in each case a receipt indicating complete transmission or sending of the Notice is obtained by the sender and that a copy of the Notice is also despatched to the recipient using a method described in clauses 20.2(a) to 20.2(c) (inclusive) no later than the end of the next Business Day.

20.3	In clause 20.2 "during a Business Day" means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to "the start of [a] Business Day" and "the end of [a] Business Day" shall be construed accordingly.

20.4	Notices shall be marked as follows:

(a)	Notices for the Company shall be marked for the attention of:

Name: John Rochon Jr.

Address: [•             ] 2400 Dallas Pkwy. #230, Plano, TX 75093

Email: [•             ]

Copied to: Lisa Burke

Address: [•             ]

Email: [•             ]

(b)	Notices for the Seller shall be marked for the attention of:

Name: Mark Ashcroft

Address: 2 Gregory Street, Hyde, Cheshire, SK14 4TH

Email:

20.5	A party may change its address for service provided that it gives the other party not less than 28 days' prior notice in accordance with this clause 20. Until the end of such notice period, service on either address shall remain effective.

21	DISPUTE RESOLUTION

21.1	If a dispute arises in connection with this Agreement ("Dispute") then, except as expressly provided in this Agreement, the parties shall follow the dispute resolution procedure set out in this clause 21:

21.2	The parties shall attempt, in good faith, to resolve any Dispute promptly by negotiation which shall be conducted as follows:

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(a)	the Dispute shall be referred, by either party, first to the [• ] of each of the parties for resolution;

(b)	if the Dispute cannot be resolved by the [• ] of the parties within 14 days after the Dispute has been referred to them, either party may give notice to the other party in writing (Dispute Notice) that a Dispute has arisen; and

(c)	within seven days of the date of the Dispute Notice, each party shall refer the Dispute to the Company's [• ] and the Seller's [• ] for resolution.

21.3	If the Company's [• ] and the Seller's [• ] are unable, or fail, to resolve the Dispute within 21 days of the date of the Dispute Notice, or within 14 days of the reference to the Company's [• ] and the Seller's [• ] pursuant to clause 21.2(c), the parties may attempt to resolve the Dispute by mediation in accordance with clause 21.4.

21.4	If, within 60 days of the Dispute Notice, the parties have failed to agree on a resolution, either party may refer any Dispute for mediation pursuant to this clause 21.4, but neither shall be a condition precedent to the commencement of any court proceedings, and either party may issue and commence court proceedings prior to or contemporaneously with the commencement of mediation. The following provisions shall apply to any such reference to mediation:

(a)	the reference shall be a reference under the Model Mediation Procedure (MMP) of the Centre of Dispute Resolution (CEDR) for the time being in force;

(b)	both parties shall, immediately on such referral, co-operate fully, promptly and in good faith with CEDR and the mediator and shall do all such acts and sign all such documents as CEDR or the mediator may reasonably require to give effect to such mediation, including an agreement in, or substantially in, the form of CEDR's Model Mediation Agreement for the time being in force; and

(c)	to the extent not provided for by such agreement of the MMP:

(i)	the mediation shall commence by either party serving on the other written notice setting out, in summary form, the issues in dispute and calling on that other party to agree the appointment of a mediator; and

(ii)	the mediation shall be conducted by a sole mediator (which shall not exclude the presence of a pupil mediator) agreed between the parties or, in default of agreement, appointed by CEDR.

21.5	If and to the extent that the parties do not resolve any Dispute or any issue in the course of any mediation, either party may commence or continue court proceedings in respect of such unresolved Dispute or issue.

21.6	Nothing in this clause 21 shall prevent either party from instigating legal proceedings where an order for an injunction, disclosure or legal precedent is required.

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22	APPLICABLE LAW AND JURISDICTION

22.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

22.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

THIS AGREEMENT has been duly executed on the date first stated above.

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Schedule 1

PART 1

SERVICE COMPONENTS AND CHARGES

Service Component	Description	Service Term	Charges
HR Support	HR Support (as detailed in Appendix One Part One)	6 Months from the Commencement Date	£ 15,000 per annum/£1,250 per Month
Finance Support	Finance Support to Kleeneze accounts department (as detailed in Appendix One Part Two)	12 Months from the Commencement Date	£ 42,844 per annum/ £3,570.33 per Month
Company Car Leases	Rights and liabilities under the lease arrangements on identified company cars (as detailed in Appendix One Part Three) leased by Express Gifts Limited for the use of Kleeneze staff. The parties will use reasonable endeavours to transfer the rights and obligations from Express Gifts Limited to the Company on or before the expiry of 30 days of the Commencement Date.	The sooner of the transfer of the relevant contract/lease agreement to the Company or the expiry of the last of each contract/lease arrangements to terminate or expire.	As detailed in Appendix One Part Three.
Audit and Insurances	Audit and Insurances (as detailed in Appendix One Part Four)	Audit services - 6 Months from the Commencement Date Insurances - up to and including 31 March 2015.	As detailed in Appendix One Part Four.

An summary of charges is described in Appendix One Part Five

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PART 2
REPRESENTATIVES

1.1	HR Support Services

(a)	For the Seller: [• ]

(b)	For the Company: [• ]

1.2	Finance Support Services

(a)	For the Seller: [• ]

(b)	For the Company: [• ]

1.3	Company Car Leases Services:

(a)	For the Seller: [• ]

(b)	For the Company: [• ]

1.4	Audit and Insurances Services:

(a)	For the Seller: [• ]

(b)	For the Company: [• ]

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Schedule 2
THIRD PARTY COMPONENTS

PART 1
THIRD PARTY COMPONENTS

Service Component	Third Party Provider	Description of Third Party Component
Company Car Leases	Activa Contracts Alphabet GB Limited Grosvenor Contracts Leasing Limited TCH Leasing	The lease of the identified cars from a third party.
Audit and Insurances	Aviva Zurich Lloyds ACE European Group AIG Europe Royal & Sun Alliance Allianz Engineering Chubb	Continued insurance cover up to and including 31 March 2015 underwritten by a third party

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APPENDIX 1

PART 1

HR TSA Costs

Assisting in the production of job descriptions

Placing job advertisements

Interview invite letters and assistance with interviewing when required

Job Offer/Induction paperwork

Advice/assistance with all people related issues

Producing paperwork connected to disciplinary/grievance hearings/absence

Attendance at disciplinary/grievance hearings/back to work interviews as and when required

Assistance/advice/guidance connected to reorganisation of the workforce structure

Manage the employee engagement survey process and facilitate the improvement planning sessions

Delivery of basic management training connected to internal process, i.e. disciplinary/grievance, family friendly, absence

Processing leaver information, conducting exit interviews

Producing settlement agreements where appropriate

The above services take up 15 hours per week which equates to £15,000 per annum

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PART 2

FINANCE TSA Costs

Name:	Number of Staff Headcount	Charge
		£
Clerks/Assistants	3	3,194
Middle Management	2	22,421
Senior Accountants	3	11,641
NI		5,588
		42,844

Name:	Role:	Summary	Time:	%	Tasks	Deadlines:

Ann Dean	Supplier Payments	Clerks /Assistants	Part	4%	Produce payment runs. Assist with payment queries. Supplier set up forms etc	Daily/Weekly/Monthly

Angela Hudson	Senior Management Accountant	Middle Management	Part	70%	Weekly Reports KPI etc	Monday 10am
					Casgh Reporting/Forecasting	Daily month end
					Managing all staff

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					Control the flow of Foreign invoices. Dealing with all the queries from banks etc	Daily month end
					Accounts analysis
					Volume profit checks and payments
					Preparation of Accruals/Prepayments
					Month end accounts/Journals
					Conference Cost control	Weekly/Monthly
					Prepare P& L and balance sheet

Leslie Von Tonder	Payroll Manager	Middle Management	Part	3%	Managing any work undertaken on Kleeneze staff / Payment of Payrolls	Weekly /Monthly

Alison Morrison	Payroll Clerk		Part	7%	Produce weekly monthly payrolls	Weekly Monthly

Ian Lan	Finance Accountant	Senior Management	Part	2%	Assistance with payment files, bacs payments, Finnace system, Uploads of forecast etc

Madeleine Smith	Financial Controller	Senior Management	Part	10%	Preparation of vat return	Vat/Production of Group Packs/High Level Assistance when required/ Manage staff/ Workloads
					Management accounts packs to FD for Month End	Thrs following month end
					Provide assistance to the Senior management accountant as and when required	Daily
					Support in managing staff	Daily

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					Control the Financial System used and any changes necessary	Various
					Involvemnt in all the new systems( eg Warehouse stock system changes)	Various
					Provide expertise in meetings (eg KPMG on bad debt, vat relief etc)	Various

Rosemary Wooff	Stock Movement Control	Senior Management	Part	10%	Control all stock balances in the trial balance	Weekly Monthly in line with management accounts deadlines
					Understand all the stock systems within the business.
					Provide extensive support on any stock issues arising. Eg (Product set up issues etc)
					PI counting	perpetual
					Stock queries arising from the matching of invoices

Andrew Barrett	Stock Journals	Clerks /Assistants	Part	6%	Produce journals reports to support Stock movement control	Daily

Naela Kauser	Accounts Assistant	Clerks /Assistants	Part	1%	Controlling the production of Sales ledger invoices either sundry ledger or Group ledger	Weekly/Monthly

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PART 3

PART 4

Annual Insurance and Audit

	FY15/16 Budget	FY14/15 Budget

Life Assurance	12,460	12,460

Medical Insurance	5,741	5,220

Audit Fee	61,967	61,967

Insurance Premium	121,841	109,867

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PART 5

TSA Costs Annual

	£m
SUPPORT COSTS		COMMENTS

HR	0.02	Recharge based on pro rata of current annual charge for Kleeneze based on 15 hours per week

FINANCE	0.04	Recharge based on pro rata of current annual charge for Kleeneze based on 154 hours per week covering various level within finance

BACK OFFICE TOTAL	0.06
	-

TOTAL SUPPORT COSTS	0.06

GROUP		COMMENTS

LIFE ASSURANCE	0.01	Current annual premium for Kleeneze
MEDICAL INSURANCE	0.01	Current annual premium for Kleeneze
INSURANCE PREMIUM	0.12	Current annual premium for Kleeneze
AUDIT FEE	0.06	Limited audit scope to include audit of Kleeneze while under Findel ownership
LEASE CARS	0.04	£36.7k represents Jan 15 - Dec 15. Jan 16 - Feb 18 is one car at £454 per month.
TOTAL GROUP COSTS	0.24

TOTAL ANNUAL COSTS	0.30

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Signed by Tim Kowalski
for and on behalf of FINDEL PLC	Director

Signed by John Rochon, Jr.
for and on behalf of KLEENEZE LIMITED	Director

32